Exhibit 99.1

News Release
For Immediate Release		http://www.ball.com
Investor Contact:	Ann T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Ball Announces 2006 Results

BROOMFIELD, Colo., Jan. 25, 2007—Ball Corporation [NYSE:BLL] today reported full-year 2006 net earnings of $329.6 million, or $3.14 per diluted share, on sales of $6.62 billion, compared to $272.1 million, or $2.48 per diluted share, on sales of $5.75 billion in 2005.
Fourth quarter 2006 net earnings were $48.3 million, or 46 cents per diluted share, on sales of $1.59 billion, compared to $47.4 million, or 45 cents per diluted share, on sales of $1.29 billion in the fourth quarter of 2005.
In the fourth quarter of 2006, Ball Corporation changed from the last-in, first-out (LIFO) inventory accounting method to the first-in, first out (FIFO) method for its metal beverage packaging, Americas, and metal food and household products packaging, Americas, segments. All results have been presented on a FIFO basis as if the accounting change occurred as of Jan. 1, 2005.
Fourth quarter 2006 results included net after-tax costs of approximately $20 million, or 19 cents per diluted share, from business consolidation, reduced by a one-time tax gain. Full-year 2006 results included property insurance proceeds resulting from a fire at a plant in Germany, offset by business consolidation costs, for a net after-tax gain of $25.6 million, or 24 cents per diluted share. The fourth quarter of 2005 included an after-tax net cost of $7.3 million, or seven cents per diluted share, for business consolidation gains and debt refinancing costs. For the full-year 2005, the net effect of debt refinancing and business consolidation costs was $25.7 million, or 23 cents per diluted share, after tax. Details of the business consolidation activities, property insurance gain and other items can be found in Note 4 to the consolidated financial statements that accompany this news release.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

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R. David Hoover, chairman, president and chief executive officer, said he was generally pleased with 2006 results and particularly with the corporation’s strong fourth quarter.
“On a comparable basis our diluted earnings per share grew to $2.90 in 2006 from $2.71 in 2005 and to 65 cents from 52 cents in the fourth quarter,” Hoover said.
“That was a solid accomplishment in the inflationary and competitive environments in which we compete,” Hoover added. “We are particularly pleased with how our results improved during the second half of 2006 as we made progress with important initiatives to reduce costs, improve efficiencies and build margins and returns to more acceptable levels heading into 2007.”

Metal Beverage Packaging, Americas

Metal Beverage Packaging, Americas, segment operating earnings were $269.4 million in 2006 on sales of $2.60 billion, compared to $234.8 million on sales of $2.39 billion in 2005. The 2005 results included business consolidation costs of $19.3 million. For the fourth quarter, earnings were $75.9 million on sales of $611.9 million in 2006, compared to $51.8 million on sales of $545.7 million in the fourth quarter of 2005.
“Fourth quarter shipments of beverage cans in North America remained strong as warm weather dominated many regions,” Hoover said. “For the year our beverage can shipments were up more than 4 percent. Our capital project to update and streamline the manufacture of beverage can ends is progressing nicely and we are beginning to see the positive results expected from that investment.”

Metal Beverage Packaging, Europe/Asia

Metal Beverage Packaging, Europe/Asia, segment results in 2006 were operating earnings of $268.7 million on sales of $1.51 billion, compared to $180.5 million on sales of $1.35 billion in 2005. The 2006 results included the pre-tax property insurance gain of $75.5 million related to a fire in a German plant. For the quarter, operating earnings in 2006 were $33 million on sales of $352.6 million, compared to $35.5 million on sales of $296.1 million in the fourth quarter of 2005. The 2005 fourth quarter and full-year results included a $9.3 million gain related to tax matters on prior restructuring activities in China.
“The rebuilding necessary following the fire in Germany is well underway. Because of the fire and strong demand for beverage cans, the supply situation throughout Europe has been very tight in 2006 and we finished the year with inventories below 2005 year end levels,” Hoover said. “Demand for beverage cans has been strong in Europe and China. Our can sales in 2006 grew more than 8 percent in Europe and by double digits in China over 2005 levels. Our fourth quarter results also were affected positively by the strength of the euro.”

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

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Metal Food & Household Products Packaging, Americas

Metal Food & Household Products Packaging, Americas, segment results for the year were operating earnings of $6 million on sales of $1.19 billion, compared to $19.1 million on sales of $824 million in 2005. The 2006 results included business consolidation costs of $35.5 million, largely related to closing a metal food can plant in Ontario. The 2005 full-year results included business consolidation costs of $11.2 million related to closure of a metal food can plant in Quebec. For the fourth quarter of 2006, segment results were a loss of $20.9 million, largely related to the Ontario plant closure, on sales of $302.1 million, compared to a loss of $4.8 million on sales of $168.5 million in the fourth quarter of 2005.
“Strong seasonal shipments to certain food can customers and a later than normal tomato harvest in certain parts of the country helped fourth quarter and full-year results in the food and household products packaging segment. However, a pre-tax purchase accounting adjustment of $6.1 million for inventory valuations associated with the U.S. Can acquisition reduced segment earnings in 2006,” Hoover said.

Plastic Packaging, Americas

Plastic Packaging, Americas, segment results for 2006 were operating earnings of $24.7 million on sales of $645.4 million, compared to $16.7 million on sales of $487.5 million in 2005. For the fourth quarter, earnings were $7.7 million on sales of $158.6 million in 2006, compared to $4.5 million on sales of $113.6 million in 2005.
“We are beginning to produce and sell greater numbers of higher margin, heat set bottles, and the plastic container assets we acquired at the end of the first quarter of 2006 are performing well,” Hoover said. “We continue to explore ways to drive down costs and improve results from the higher-volume, lower-margin commodity bottles for water and carbonated soft drinks, where returns do not currently meet our cost of capital.”

Aerospace and Technologies

Aerospace and Technologies segment results were operating earnings of $50 million on sales of $672.3 million in 2006, compared to $54.7 million on sales of $694.8 million in 2005. For the fourth quarter, earnings were $16.7 million on sales of $166.6 million in 2006, compared to $15.7 million on sales of $167.3 million in the fourth quarter of 2005.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation - 4
“The Aerospace and Technologies segment had a strong fourth quarter. Several key contracts were won during the quarter, including one to build the next generation WorldView 2 satellite for DigitalGlobe,” Hoover said. “That helped build year end contracted backlog to a record $886 million.”

Outlook

Raymond J. Seabrook, executive vice president and chief financial officer, said free cash flow in 2006 was below previously anticipated levels primarily due to higher packaging raw material inventories in North America.
“We did not draw down our elevated North American raw material inventories as projected, but those higher inventories will be eliminated through the first half of 2007,” Seabrook said. “The result in 2006 was free cash flow of $183 million instead of the $250 million we had projected, but the shortfall is timing-related and in 2007 we expect at least $350 million of free cash flow.
“We expect to use the cash generated in 2007 to buy back approximately $175 million in stock and reduce debt levels by more than $125 million,” Seabrook said.
Hoover said Ball finished 2006 in strong fashion and that he expects that momentum to carry into 2007.
“We look forward to getting back the manufacturing capacity in Europe that was lost to the fire, but since that will not happen until the second quarter, we expect the supply picture to remain very tight for beverage cans in Europe in 2007,” Hoover said. “We expect demand for beverage cans in China to remain strong in 2007, leading up to the 2008 Beijing Olympics, and we believe the cost squeeze we experienced there in 2006 due largely to the cost of aluminum is under control. In metal beverage packaging, Americas we expect the benefits we began to see late in 2006 from our project to update our end-making capabilities will continue and increase in 2007.
“Results from our metal food and household products packaging and plastic packaging segments should be improved in 2007 over 2006, in part due to having a full year’s results from the acquisitions we made at the end of the first quarter of 2006 and in part from the synergies realized as a result of those acquisitions,” Hoover said. “That said, our plastic packaging and metal food and household packaging results have not been acceptable. We still have work to do to properly complete the integration of our acquisitions, balance our manufacturing capabilities following capacity reductions and generally improve returns in these segments.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation - 5

“The outlook for aerospace and technologies for 2007 is much improved over where we were at the beginning of 2006,” Hoover said. “The management and employees in that segment did a tremendous job of working through a difficult 2006, controlling costs and capital spending while winning significant new business.”
Ball Corporation is a supplier of high-quality metal and plastic packaging products and owns Ball Aerospace & Technologies Corp., which develops sensors, spacecraft, systems and components for government and commercial customers. The company employs more than 15,500 people worldwide.

Conference Call Details
Ball Corporation will hold its regular quarterly conference call on the company's results and performance today at 9 a.m. Mountain Time (11 a.m. Eastern). The North American toll-free number for the call is 888-391-0236. International callers should dial 212-676-5387. For those unable to listen to the live call, a taped rebroadcast will be available until 11 a.m. Mountain Time on Feb. 1, 2007. To access the rebroadcast, dial 800-633-8284 (domestic callers) or +1-402-977-9140 (international callers) and enter 21313862 as the reservation number.
Please use the following URL for a Web cast of the live call and for the replay:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=1438470
A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's Web site at www.ball.com in the investor relations section under "presentations."

Forward-Looking Statements
This release contains "forward-looking" statements concerning future events and financial performance. Words such as “expects,”“anticipates,”“estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in consumer and customer demand and preferences; availability and cost of raw materials, including recent significant increases in resin, steel, aluminum and energy costs, and the ability to pass such increases on to customers; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; industry productive capacity and competitive activity; failure to achieve anticipated productivity improvements or production cost reductions, including those associated with our beverage can end project; the German mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; changes in foreign exchange rates, tax rates and activities of foreign subsidiaries; the effect of LIFO accounting and any changes to such accounting. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; successful or unsuccessful acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental and workplace safety; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company's defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

2/07                                       # # #

Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Condensed Financials (December 2006)

Unaudited Statements of Consolidated Earnings

	Three months ended December 31,		Year ended December 31,
($ in millions, except per share amounts)	2006	2005	2006	2005
Net sales (Note 2)	$1,591.8	$1,291.2	$6,621.5	$5,751.2
Costs and expenses
Cost of sales (excluding depreciation and amortization)	1,312.2	1,089.0	5,540.4	4,802.7
Business consolidation costs (Note 4)	33.8	(6.9)	35.5	21.2
Depreciation and amortization	68.6	52.7	252.6	213.5
Selling, general and administrative	76.9	60.1	287.2	233.8
Property insurance gain (Note 4)	1.4	–	(75.5)	–
	1,492.9	1,194.9	6,040.2	5,271.2
Earnings before interest and taxes (Note 2)	98.9	96.3	581.3	480.0
Interest expense	(36.3)	(22.6)	(134.4)	(97.1)
Debt refinancing costs (Note 4)	–	(18.0)	–	(19.3)
Total interest expense	(36.3)	(40.6)	(134.4)	(116.4)
Tax provision	(17.4)	(11.9)	(131.6)	(106.2)
Minority interests	0.1	(0.1)	(0.4)	(0.8)
Equity in results of affiliates	3.0	3.7	14.7	15.5
Net earnings	$48.3	$47.4	$329.6	$272.1
Earnings per share (Note 4):
Basic	$0.47	$0.46	$3.19	$2.52
Diluted	$0.46	$0.45	$3.14	$2.48

Weighted average shares outstanding (000s):
Basic	103,160	103,046	103,338	107,758
Diluted	104,814	104,892	104,951	109,732

Condensed Financials (December 2006)

Unaudited Statements of Consolidated Cash Flows

	Three months ended December 31,		Year ended December 31,
($ in millions)	2006	2005	2006	2005
Cash Flows From Operating Activities:
Net earnings	$48.3	$47.4	$329.6	$272.1
Depreciation and amortization	68.6	52.7	252.6	213.5
Property insurance gain (Note 4)	1.4	–	(75.5)	–
Business consolidation costs (Note 4)	34.2	(9.1)	35.9	19.0
Debt refinancing costs (Note 4)	–	18.0	–	19.3
Income taxes	(27.6)	(22.7)	(24.2)	(0.4)
Pension funding and expense, net	0.5	8.2	(6.7)	27.7
Other changes in working capital	152.0	181.0	(119.1)	(2.5)
Other	7.9	(1.5)	8.8	10.1
	285.3	274.0	401.4	558.8
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(92.0)	(97.5)	(279.6)	(291.7)
Acquisitions (Note 3)	(0.1)	–	(786.5)	–
Property insurance proceeds (Note 4)	28.9	–	61.3	–
Other	1.7	10.9	11.4	1.7
	(61.5)	(86.6)	(993.4)	(290.0)
Cash Flows From Financing Activities:
Net change in borrowings	(122.8)	(153.4)	767.4	1.5
Dividends	(10.3)	(10.2)	(41.0)	(42.5)
Purchase of common stock, net	(1.0)	(47.7)	(45.7)	(358.1)
Other	1.6	(11.6)	(0.5)	(11.6)
	(132.5)	(222.9)	680.2	(410.7)
Effect of exchange rate changes on cash	1.1	6.1	2.3	4.2
Change in cash	92.4	(29.4)	90.5	(137.7)
Cash-beginning of period	59.1	90.4	61.0	198.7
Cash-end of period	$151.5	$61.0	$151.5	$61.0

Condensed Financials (December 2006)

Unaudited Consolidated Balance Sheets

	December 31,	December 31,
($ in millions)	2006	2005
Assets
Current assets
Cash and cash equivalents	$151.5	$61.0
Receivables, net	579.5	376.6
Inventories, net	935.4	699.9
Deferred taxes and other current assets	94.9	106.4
Total current assets	1,761.3	1,243.9
Property, plant and equipment, net	1,876.0	1,556.6
Goodwill	1,773.7	1,258.6
Other assets	429.9	302.4
Total assets	$5,840.9	$4,361.5
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$181.3	$116.4
Payables and accrued liabilities	1,248.9	1,059.6
Total current liabilities	1,430.2	1,176.0
Long-term debt	2,270.4	1,473.3
Other liabilities and minority interests	974.9	858.8
Shareholders’ equity	1,165.4	853.4
Total liabilities and shareholders’ equity	$5,840.9	$4,361.5

Notes to Condensed Financials (December 2006)

1. Accounting Policy Change

In the fourth quarter, management made an assessment that the first-in, first-out (FIFO) method of inventory accounting was preferable to the last-in, first-out (LIFO) method used in the metal beverage packaging, Americas, and the metal food and household products packaging, Americas, business segments. The FIFO method of inventory accounting better matches revenues and expenses in accordance with sales contract payment terms. All periods presented have been retrospectively adjusted on a FIFO basis in accordance with Statement of Financial Accounting Standards No. 154  (see Note 6).

2. Business Segment Information

	Three months ended December 31,		Year ended December 31,
($ in millions)	2006	2005	2006	2005
Sales–
Metal beverage packaging, Americas	$611.9	$545.7	$2,604.4	$2,390.4
Metal beverage packaging, Europe/Asia	352.6	296.1	1,512.5	1,354.5
Metal food & household products packaging, Americas (Note 3)	302.1	168.5	1,186.9	824.0
Plastic packaging, Americas (Note 3)	158.6	113.6	645.4	487.5
Aerospace and technologies	166.6	167.3	672.3	694.8
Consolidated net sales	$1,591.8	$1,291.2	$6,621.5	$5,571.2

Earnings before interest and taxes (A)–
Metal beverage packaging, Americas	$75.9	$51.8	$269.4	$254.1
Business consolidation costs (Note 4)	–	–	–	(19.3)
Total metal beverage packaging, Americas	75.9	51.8	269.4	234.8
Metal beverage packaging, Europe/Asia	34.4	26.2	193.2	171.2
Business consolidation activities (Note 4)	–	9.3	–	9.3
Property insurance gain (Note 4)	(1.4)	–	75.5	–
Total metal beverage packaging, Europe/Asia	33.0	35.5	268.7	180.5
Metal food & household products packaging, Americas (Note 3)	12.9	(2.4)	41.5	30.3
Business consolidation costs (Note 4)	(33.8)	(2.4)	(35.5)	(11.2)
Total metal food & household products packaging, Americas	(20.9)	(4.8)	6.0	19.1
Plastic packaging, Americas (Note 3)	7.7	4.5	24.7	16.7
Aerospace and technologies	16.7	15.7	50.0	54.7
Segment earnings before interest and taxes	112.4	102.7	618.8	505.8
Undistributed corporate costs	(13.5)	(6.4)	(37.5)	(25.8)
Earnings before interest and taxes	$98.9	$96.3	$581.3	$480.0

(A)  Certain reclassifications were made to prior year figures to conform to the current year presentation (see Note 1).

Notes to Condensed Financials (December 2006)

3.	Acquisitions

On March 27, 2006, Ball Corporation acquired all the issued and outstanding shares of U.S. Can Corporation (U.S. Can) for consideration of 444,756 Ball common shares, together with the repayment of $598 million of existing U.S. Can debt, including $27 million of bond redemption premiums and fees. The acquisition has been accounted for as a purchase, and, accordingly, its results have been included in our consolidated financial statements in the metal food and household products packaging, Americas, segment from March 27, 2006.

The acquired business manufactures and sells aerosol cans, paint cans, plastic containers and custom and specialty containers in 10 plants in the U.S. and is the largest manufacturer of aerosol cans in North America. In addition, the company manufactures and sells aerosol cans in two plants in Argentina. The acquired operations employ 2,300 people and have annual sales of approximately $600 million.

On March 28, 2006, Ball Corporation acquired certain North American plastic container net assets from Alcan Packaging for a total cash consideration of $185 million. Ball acquired plastic container manufacturing plants in Batavia, Illinois; Bellevue, Ohio; and Brampton, Ontario; as well as certain equipment and other assets at an Alcan research facility in Neenah, Wisconsin, and at a plant in Newark, California. The acquisition has been accounted for as a purchase, and, accordingly, its results have been included in our consolidated financial statements in the plastic packaging, Americas, segment from March 28, 2006.

The acquired business primarily manufactures and sells barrier polypropylene plastic bottles used in food packaging and, to a lesser extent, manufactures and sells barrier PET plastic bottles used for beverages and foods. The acquired operations employ 470 people and have annual sales of approximately $150 million.

4.	Business Consolidation Activities, Property Insurance Gain and Other Items

2006

In the fourth quarter, the company announced the closure of a metal food can manufacturing facility in Burlington, Ontario, as part of the realignment of the metal food and household products packaging, Americas, segment following the acquisition earlier this year of U.S. Can. Also in December the company closed a leased facility in Alliance, Ohio, acquired from U.S. Can, which has been treated as an opening balance sheet adjustment related to the U.S. Can acquisition. A charge of $33.8 million ($27.5 million after tax) was recorded in the fourth quarter related to the Burlington closure for equipment disposal, employee termination, pension and other closure costs. Additionally in the fourth quarter, a one-time tax benefit of $8.1 million was recorded due to a change in the functional currency of a European subsidiary in its statutory accounts.

In the second quarter, there was a fire in the metal beverage can plant in Hassloch, Germany, which damaged a significant portion of the building and machinery and equipment. A property insurance gain of $75.5 million ($46.1 million after tax) was recorded in 2006. A reduction to the insurance gain of $1.4 million ($0.8 million after tax) was recorded in the fourth quarter. The accounting gain is due to asset replacement costs being higher than the asset book values at the time of the fire. Property insurance proceeds of $61.3 million were received in 2006. The damaged plant is expected to be operational in the second quarter of 2007.

In the first and second quarters, a net $1.7 million charge ($1.1 million after tax) was recorded in the metal food and household products packaging, Americas, segment to shut down a food can line in a Canadian plant and to reflect the recovery of business consolidation costs expensed in 2005.

Notes to Condensed Financials (December 2006)

4.  Business Consolidation Activities, Property Insurance Gain and Other Items (continued)

2005

In the fourth quarter, Ball recognized $9.3 million of earnings ($5.8 million after tax) primarily related to the final resolution of tax matters on prior restructuring activities completed in China. The company also recorded a net charge of $2.4 million ($1.6 million after tax) for employee severance and pension costs for a reduction in work force in a metal food can plant in Canada and to reflect the recovery of business consolidation costs previously expensed.

In the third quarter, Ball commenced a project to upgrade and streamline its North American beverage can end manufacturing capabilities, a project that is expected to result in productivity gains and cost reductions. In connection with these activities, the company recorded a $19.3 million charge ($11.7 million after tax) primarily for the write off of obsolete equipment spare parts and employee termination costs.

During the third and fourth quarters, Ball redeemed its 7.75% Senior Notes due in August 2006. The $300 million redemption resulted in debt refinancing costs of $19.3 million ($12.3 million after tax).

In the second quarter, a charge of $8.8 million ($5.9 million after tax) was recorded to close a metal food container plant in Quebec, Canada.

A summary of the effects of the above transactions on after-tax earnings follows:

	Three months ended December 31,		Year ended December 31,
($ in millions, except per share amounts)	2006	2005	2006	2005
Net earnings as reported	$48.3	$47.4	$329.6	$272.1
Adjustments:
Insurance gain, net of tax	0.8	–	(46.1)	–
Business consolidation costs & tax, net	19.4	(4.2)	20.5	13.4
Debt net refinancing costs, net of tax	–	11.5	–	12.3
Net earnings before the above items	$68.5	$54.7	$304.0	$297.8
Diluted earnings per share before the above items	$0.65	$0.52	$2.90	$2.71

Ball’s management segregates the above items related to closed facilities, a one-time insurance gain and other nonrecurring items to evaluate the company’s performance of current operations. The above is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited statements of consolidated earnings. Non-U.S. GAAP measures should not be considered in isolation.

5.  Free Cash Flow

Management internally uses a free cash flow measure (1) to evaluate the company’s operating results, (2) for planning purposes, (3) to evaluate strategic investments and (4) to evaluate the company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. generally accepted accounting principles (a non-U.S. GAAP measure). Non-U.S. GAAP measures should not be considered in isolation or as a substitute for net earnings or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies.

Free cash flow is typically derived directly from the company’s cash flow statements and defined as cash flows from operating activities less additions to property, plant and equipment; however, it may be adjusted for items that affect comparability between periods. In 2006 capital expenditures include spending to replace assets destroyed by fire (see Note 4). This capital spending is being reimbursed by property insurance proceeds which has also been included in the 2006 free cash flow calculation.

Free cash flow in 2006 amounted to $183 million.

Notes to Condensed Financials (December 2006)

6.  Unaudited Quarterly Results of Operations

Quarterly results have been restated due to a change in accounting policy impacting the metal beverage packaging, Americas, and the metal food and household products packaging, Americas, business segments (see Note 1). The restated quarterly results and revised diluted earnings per share are as follows:

($ in millions, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

2006
Metal beverage packaging, Americas	$53.5	$67.0	$73.0	$75.9	$269.4
Metal food & household products packaging, Americas	1.1	6.4	19.4	(20.9)	6.0
Diluted earnings per share	$0.42	$1.23	$1.02	$0.46	$3.14

2005
Metal beverage packaging, Americas	$60.7	$70.1	$52.2	$51.8	$234.8
Metal food & household products packaging, Americas	16.0	(4.4)	12.3	(4.8)	19.1
Diluted earnings per share	$0.53	$0.73	$0.76	$0.45	$2.48